EXHIBIT 4.34

UNOFFICIAL TRANSLATION LOAN OFFER	Page 1 of 7

File: D139734

Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

FROM:	INVESTISSEMENT QUÉBEC, a corporation established pursuant to the Act respecting Investissement Québec (L.R.Q., c. I-16.0.1) whose head office is located at 1200 route de l’Église, office 500, Quebec City, Quebec, G1V 5A3, and with an office on 413 St-Jacques street, office 500, Montreal, Quebec, H2Y 1N9 (herein referred to as “IQ”).

TO:	BIRKS GROUP INC., a duly constituted corporation whose head office is located at 1240 Phillips Square, Montreal, Quebec, H3B 3H4 (herein referred to as the “Company”).

1.	LOAN

1.1.	IQ offers the Company a loan of two million dollars ($2,000,000) (herein referred to as the “Loan”), under the terms and conditions set forth herein.

1.2.	The words and expressions used herein and capitalized herein take on the meaning enumerated in Annex A, unless another distinctive meaning is specified, either in relation to the context or for the terms of a specific clause.

1.3.	The Annexes herein form an integral part of this Loan Offer:

A GENERAL TERMS AND CONDITIONS OF THE LOAN

B PROJECT AND FINANCING

C PRE-AUTHORIZED DEBIT

D POSTPONEMENT OF REPAYMENT OF CLAIM BY MONTROVEST B.V.

2.	PROJECT

2.1.	The Loan is offered solely for the improvement of the Company’s working capital (herein referred to as the “Project”), which, along with its financing, is described in Annex B herein.

3.	DISBURSEMENT

3.1.	IQ will make the Loan in one (1) disbursement, provided that the Company is not in default of one or more of the terms and conditions set forth herein.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 2 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

4.	COMMITMENTS TO BE MET PRIOR TO THE DISBURSEMENT OF THE LOAN

4.1.	The disbursement of the Loan will only be made when IQ has obtained to its satisfaction, the following:

4.1.1.	The security provided for under the heading “SECURITY INTERESTS” herein with their confirmation of registration;

4.1.2.	The legal opinions from the Company’s external counsel with respect to the Company’s corporate status and borrowing capacity, the validity of the security provided for under the heading “SECURITY INTERESTS” herein, the rank of such security, the Company’s capacity to provide such security, the enforceability of such security and any other item IQ may reasonably require;

4.1.3.	An up to date list of the equipment valued at more than twenty-five thousand dollars ($25,000) belonging to the Company, as well as a list of all intellectual property rights registered in the relevant registries, the whole to the satisfaction of IQ;

4.1.4.	A postponement of repayment granted by Montrovest B.V. to Company pertaining to its advance to Company of one million five hundred thousand dollars ($1,500,000), with interest at the maximum rate of eleven percent (11%) per year, in accordance with the terms of Annex D herein, with the understanding that the total amount of the claim can be converted into Class A voting shares from the share capital of the Company, in accordance;

4.1.5.	A written confirmation from the Company’s external auditors stating that they can issue an unconditional opinion concerning the Company’s financial statements for the financial year ending March 31, 2014, taking into account the improvement of the conditions provided for in the amendments entered into between the Company and its first ranking lenders on June 10, 2014.

4.1.6.	A written confirmation from the company’s board of directors of the consolidation of its Florida corporate office in its Montreal head office.

4.1.7.	Written confirmation that the Company has obtained at least one million dollars ($1 million) in financing from Bristol Real Estate SA - Capital Lease reimbursable over a period of 36 months and on terms acceptable to IQ.

4.2.	Prior to the disbursement of the Loan, the Company will have to have submitted to IQ a disbursement request in a form acceptable to IQ, accompanied by the relevant pertaining documents.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 3 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

5.	SPECIFIC COMMITMENTS TO BE MET BY THE COMPANY

5.1.	In addition to the general undertakings stipulated in this Loan Offer, the Company commits to, from the date of acceptance of this Loan Offer and until the full repayment of the Loan:

5.1.1	Maintaining a minimum working capital ratio of one point fifteen (1.15);

5.1.2	Maintaining a maximum long-term debt ratio on adjusted net worth of two point five (2.5);

5.1.3	Providing its audited annual consolidated financial statements within one hundred twenty (120) days of the end of any fiscal year thereto;

5.1.4	Not reimbursing the advances made by the person mentioned at subparagraph 4.1.5, which advances will be extended by that person, however understood and agreed that these advances might be converted into capital stock;

5.1.5	Providing to IQ, within thirty (30) days following the filing of annual information forms by the Company with the New York Stock Exchange (herein referred to as “NYSE”) or any appropriate authorities responsible for the regulation of securities.

6.	INTEREST RATE

6.1.	The Loan will generate interest as of each disbursement, at a rate calculated monthly, equal to the Prime rate increased by a certain percentage (herein referred to as the “Variable rate”). The increase is seven percent (10%) for a term of sixty (60) months, from the date of the first disbursement of the Loan (herein referred to as the “Initial term”).

6.2	The Prime rate is currently established, for reference purposes only, at three percent (3%) per year.

7.	PAYMENT OF INTEREST

7.1.	The Company will pay the interest, calculated at the rate and in accordance with the method prescribed under “INTEREST RATE”, on the last day of each month, starting on the last day of the month following the first disbursement of the Loan.

8.	REPAYMENT OF THE LOAN

8.1.	The Company shall benefit from a moratorium from the reimbursement of the Loan for a period of twelve (12) months as of the date of the first disbursement of the Loan.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 4 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

8.2.	Following the moratorium period prescribed in the previous paragraph, the Company will reimburse the Loan in (48) consecutive monthly installments, payable on the last day of each month, starting on the last day of the first month following the moratorium period, as follows:

8.2.1.	In forty-seven (47) installments of forty-one thousand five hundred dollars ($41,500); and

8.2.2.	One final installment of forty-nine thousand five hundred dollars ($49,500).

8.3.	The amounts of the monthly installments prescribed in the previous paragraph is calculated following an amortization period of forty-eight (48) months (herein referred to as the “Amortization”).

8.4.	Notwithstanding the provisions set forth in the previous paragraphs, on the last day of the last month of the Term, or, on the last day of the previous month if the end of the Term occurs after the 20th day of the month, any balance due in capital, interest and fees will become payable and the Company will immediately be required to reimburse the balance of the Loan, unless the Loan is renewed as prescribed below.

9.	RENEWAL OF THE LOAN

9.1	If the Loan bears interest at the Variable rate and the Amortization is not attained, the Loan will automatically be renewed at the end of the term under the same conditions stated in this Loan Offer, and these will be applied to the Loan following such automatic renewal, unless a) IQ provides at least thirty (30) days before the end of the term a notice to the Company, specifying the new conditions of the Loan, or requesting the reimbursement of the Loan, or b) the Company reimburses the Loan.

9.2	If the Loan bears interest at a fixed rate, a) IQ will provide at least thirty (30) days before the end of the term a notice to the Company, specifying the new conditions of the Loan, or requesting the reimbursement of the Loan, or b) the Company will reimburse the Loan at the end of the term.

9.3	If IQ provides a renewal notice to the Company and at the end of the term the Loan is still not fully reimbursed, then the Loan will be renewed under the conditions stated in said notice, and this Loan Offer will be deemed to be amended accordingly.

9.4	It is however understood and agreed that under no circumstance, will the term, following the renewal of the Loan, exceed the total of the amortization period and any moratorium period, if applicable.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 5 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

10.	SECURITY INTERESTS

10.1.	In order to provide a specific continuing guarantee of the fulfillment of all of the obligations of the Company vis-à-vis IQ under the terms hereof and in order to guarantee the execution of all other future and current direct and indirect obligations towards IQ, the Company must:

10.1.1.	Consent to granting IQ a principal hypothec of two million dollars ($2,000,000) and an additional hypothec of four hundred thousand dollars ($400,000) charging all of its current and future tangible, intangible and movable property;

Provided that the said hypothec is subject to all hypothecs already registered as of July 22, 2014.

10.1.2	Send IQ an irrevocable letter of credit for an amount equal to the balance of the Loan at that moment, on terms and conditions satisfactory to IQ, in the event that any of the letters of credit issued by Montrovest B.V. for the Project are cancelled.

10.1.3	Subscribe, to the satisfaction of IQ, to an all-risks insurance policy including a hypothecary clause providing coverage of its assets for the full amount of the Loan, thereby designating IQ as an additional insured.

10.2	Subject to the Company not being in default in accordance with this Loan Offer, IQ acknowledges and agrees that:

10.2.1	The Company can dispose of its inventory in the ordinary course of business and allow its bankers a first ranking security interest in said inventory, the proceeds of insurance and accounts receivable to guarantee any operating credit;

10.2.2	A lender can hold a first ranking moveable hypothec on all new equipment financed through a specific loan (other than provided for in the Project, if applicable) granted to the Company, provided that said hypothec is used solely to guarantee the loan that finances the acquisition of said equipment;

10.2.3	A lender can hold a first ranking moveable hypothec on the tax credits financed through a specific loan granted to the Company, and for which the lender obtained a guarantee bond from IQ.

11.	EXAMINATION FEE, MANAGEMENT FEE AND AMENDMENT FEE

11.1	EXAMINATION FEE

11.1.1.	This Loan Offer is subject to the payment of examination-related fees (herein referred to as a “Review Fee”) of one percent (1%) of the amount of the Loan, namely fifty thousand dollars ($20,000).

11.1.2.	This Review Fee, the balance of which must be paid to IQ upon acceptance of this Loan Offer, is not reimbursable, partially or fully, except if the Company ceases to implement of the Project for a reason which, in the opinion of IQ, is out of its control.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 6 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

11.1.3.	Mere receipt of the Review Fee gives rise to no right in favour of the Company and does not oblige IQ to make any disbursement on the Loan, and these rights and obligations cannot be generated insofar as the terms and conditions set out in this Loan Offer are not met.

11.2.	MANAGEMENT FEE

11.2.1.	The Company agrees to pay annually, on the anniversary date of the acceptance hereof by all parties, a management fee of two thousand dollars ($2,000).

12.	OTHER PROVISIONS

12.1.	Only the French version of this Loan Offer will be deemed official and, in all cases, the latter will prevail over any translation provided therewith.

12.2.	The Company acknowledges that all provisions contained herein and annexed hereto have been freely discussed between the Company and IQ and that the Company has received adequate explanation on the nature and scope of all provisions thereof.

13.	INFORMATION FOR DISBURSEMENTS

13.1.	If the Company wishes that IQ proceeds with the disbursements of the Loan by electronic transfer payments, the Company must attach a personalized, original cheque specimen inscribed with the name of the Company.

13.2.	IQ will proceed with the disbursements of the Loan by cheque made payable to the Company if the Company fails to provide IQ with a personalized, original cheque specimen inscribed with the name of the Company.

13.3.	In the event that an amendment is made relating to the banking information confirmed to IQ, the Company must provide IQ a new cheque specimen original and personalized with the name of the Company.

Initials of the IQ representative	Initials of the Company representative

	UNOFFICIAL TRANSLATION	Page 7 of 7

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

INVESTISSEMENT QUÉBEC

By:	/s/ Tarak Malad	Date:	July 25, 2014
Signature

Tarak Malad Director of Portfolio
Name of authorized signatory, printed

By:	/s/ Bernard Rousseau	Date:	July 25, 2014
Signature

Bernard Rousseau Regional Director Regional Director of Montreal-Centre
Name of authorized signatory, printed

ACCEPTANCE OF THE COMPANY

After having acknowledged the terms and conditions described herein and in the annexes, we accept this Loan Offer and, we hereby attach a cheque of twenty thousand dollars ($20,000) in payment of any Review Fee that is due.

We also include a duly completed and signed annex entitled “Pre-authorized debit” in order to reimburse any amount that is due pursuant to this Loan Offer and any subsequent modifications thereto, if any.

BIRKS GROUP INC.

By:	/s/ Marco Pasteris	Date:	July 25, 2014
Signature

Marco Pasteris
Name of authorized signatory, printed

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

ANNEX A

GENERAL TERMS AND CONDITIONS OF THE LOAN

1.	DEFINITIONS

For the purposes of this Loan Offer, the following expressions have been defined hereafter unless the context requires a different meaning:

“Adjusted net worth” refers to the amounts in the balance sheet of the Company that reflect (a) the shareholder’s equity, (b) the subordinated debt, if applicable, for the total payment of other debts, (c) the loans granted to the Company by entities or affiliated companies and that have been postponed for the term of the Loan, (d) non-refundable subsidies from the federal, Quebec or municipal governments recorded as liabilities, (e) any future tax liability, and (f) non-redeemable preferred shares recorded as liabilities. Excluded from the Adjusted net worth are reported fees, future tax equity, advances made by the Company to entities or companies, whether affiliated or not, to its shareholders, and employees, as well as assets that are unnecessary, superfluous or not related to operations;

“Debt coverage ratio”, in accordance with the corporate balance sheet of the Company, refers to the EBITDA minus the sum of dividends, buybacks and advances made to shareholders or related corporations, the total divided by the sum of the interest expenses and SPLTD paid within the fiscal year;

“EBITDA” refers to the earnings before interest, tax, depreciation and amortization;

“Eligible expenditure” refers to the expenses specified in Annex B herein;

“Event of default” refers to a default of the terms described in Article 6 of this Annex under the heading “Event of Default”;

“Fixed-charge coverage ratio”, in accordance with the consolidated balance sheet of the Company, refers to the sum of EBITDA and new contributions of shareholders minus the sum of dividends, advances made to shareholders or related corporations and non-financed capital assets, the total divided by the sum of interest expenses and SPLTD;

“Long-term debt” refers to the amount of financial obligations that the Company is not usually required to pay during the current fiscal year and which appears in the long-term Liabilities section of its balance sheet other than loan granted to the Company by entities or affiliated companies, and that have been postponed for the term of the loan;

“Long-term debt to Adjusted net worth ratio”, in accordance with the balance sheet of the Company, refers to the long-term liability minus the sum of long-term tax liability and subordinated debt, the total divided by the Adjusted net worth;

“Material change” refers to all changes or modifications, whether it be an increase or a decrease which in the opinion of IQ could significantly, negatively affect the completion of the Project or a Significant Component thereof;

“Net sales” refers to gross sales minus returns, rebates, and cash discounts offered by the Company to its clients;

“Prime rate” refers to the prime rate used by the majority of six (6) federally chartered banks selected by IQ, expressed on a yearly basis. This rate is reviewed once a year and is therefore likely to vary weekly;

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

“Significant component” refers to the legal existence of the Company, its financial situation, the results of operations, its ability to operate, hold its assets and perform all its general obligations or on the terms of any credit or security agreement that it is a party to;

“SPLTD” refers to the short term portion of a long-term debt;

“Term” refers to the initial term or any subsequent renewal;

“Total debt to Adjusted net worth ratio”, in accordance with the balance sheet of the Company, refers to the total liability minus the sum of future long-term tax liabilities and subordinated debt, the total divided by the Adjusted net worth;

“Working capital ratio”, in accordance with the balance sheet of the Company, refers to the short-term equity, divided by the short-term liability.

2.	INTEREST

2.1.	As of the final disbursement of the Loan, the Company will have the option to request from IQ, in writing, to change the Variable rate in respect of the Loan to the fixed interest rate effective at IQ at that time.

If the Company requests that IQ change the Prime rate applied to the Loan to a fixed rate, it accepts that the rate will be the one applicable at the time of the conversion, provided that the said rate has not increased since the request to convert. Should the opposite occur, the Company will be granted a delay of five (5) days, commencing on the date it has been informed by IQ of the new effective fixed rate to accept or turn down in writing that said rate.

IQ reserves the right to a maximum time limit of one (1) month to convert the Variable rate to the fixed rate and such, provided that the funds at the fixed rate are available to IQ on acceptable terms.

2.2.	The Company accepts any and all variation of the Prime rate that IQ may determine from time to time and for which IQ will keep track of in calculating any interest payable on any amount due herein.

2.3.	All account statements sent to the Company by IQ will constitute irrefutable proof of the accuracy of the calculation, unless the company advises IQ of the contrary within ten (10) days of receipt of any account statement.

2.4.	All outstanding payments in virtue of the agreement herein will bear interest as of the said date at the rate stipulated in this Loan Offer, without notice or formal demand.

2.5.	All outstanding unpaid interest will bear interest as of the said date at the rate stipulated in this Loan Offer, without notice or formal demand.

3.	PREPAYMENT

3.1.	The Company can reimburse in whole or in part the Loan in the form of prepayment, at any time and without notice, in the following manner:

3.1.1.	If the Loan bears interest at the Variable rate, by paying, an indemnity equal to three (3) months of interest on the

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014 amount reimbursed in the form of a prepayment, and such, at the rate applicable to the Loan.

3.1.2.	If the Loan bears interest at the fixed rate, by paying an indemnity on the amount of the prepayment which is the higher of:

3.1.2.1.	Three (3) months interest at the rate applicable to the Loan;

3.1.2.2.	The interest rate differential applicable on the remaining Term equal to the difference between the interest rate applicable to the Loan and the interest rate applicable to Quebec bonds with a term equivalent to the remaining Term, discounted to the interest rate applicable to Canada bonds with a term equal to the remaining Term on the Loan.

3.1.3.	However, the indemnity shall not exceed the amount of interest payable as of the date of the prepayment until the end date of the Term.

3.2.	Provided that the Company is not in default of this Offer, the Company can reimburse an amount of up to fifteen percent (15%) of the Loan balance without penalty in the ten (10) days before or after the anniversary date of the acceptance of this Loan Offer. If the Company does not proceed with said annual reimbursement, the respective amount cannot be carried forward to the next year.
3.3.	Any reimbursement of capital made in accordance with the previous paragraph will reduce the reimbursements provided for in this Loan Offer, starting with the payments which are due the latest.

4.	ELECTRONIC TRANSFERS

4.1.	The disbursement of the Loan can be made by IQ directly to the Company’s bank account, if IQ has obtained an original, personalized void cheque. However, IQ reserves the right to disburse the Loan by means of a cheque if it deems this method of disbursement is preferable in the circumstances.

4.2.	The Company hereby authorizes IQ to effect manual or electronic debits from its bank account of all payments the Company must make to IQ as provided herein. To that effect, the Company hereby authorizes the bank or financial institution with which it does business to honour the debits made by IQ, and accepts to complete and sign the annex entitled “Pre-authorized Automatic Debit” attached hereto.

4.3.	IQ will send to the Company, in advance, a debit note comprising any and all information related to the payments to be made by the Company.

4.4.

The Company commits to renewing the aforementioned authorization if it changes bank or financial institution before the Loan is fully reimbursed or as long as the Company remains indebted to IQ in connection with

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014 all payments owed hereto and to inform IQ of this change by providing it with a new annex entitled Pre-Authorized Automatic debit”, duly completed and signed.

4.5.	The Company agrees that the reimbursement of any and all amounts owed in accordance with this Loan Offer shall be made by way of cheque should IQ deem this method of payment preferable in the circumstances.

5.	GENERAL UNDERTAKINGS BY THE COMPANY

On and with effect from the date of acceptance of the said Loan Offer and for the total duration of the Loan, the Company undertakes to:

5.1.	Upon IQ’s request, provide its audited financial statements, its semi-annual financial statements, the financial statements of its subsidiaries and of any surety and, if applicable, its consolidated financial statements or any other financial statements, audited or not, requested by IQ within the delay requested, but in accordance with securities legislation and related regulations;

5.2.	provide annual financial forecasts along with any working hypothesis within ninety (90) days of the start of each fiscal year;

5.3.	not continue its corporate existence under a law other than its incorporating act;

5.4.	transact at arms-length with all persons, or as pertains to related person, in accordance with relevant securities legislation and related regulations;

5.5.	not consent to any loans, advances or any other form of financial aid to its shareholders, directors, officers or affiliated companies (with the exception of its wholly-owned subsidiaries), nor make any investments, nor grant any security nor make any transactions outside the normal course of business or in contravention of industry standards;

5.6.	not merge with any third parties;

5.7.	not move a substantial portion of its business activities outside of the province of Quebec;

5.8.	ensure that there is no change in the ultimate control of the Company;

“Control” means the holding of shares constituting a number of votes sufficient to elect a majority of the Company’s directors. “Ultimate Control” means the holding of said shares by one or more individuals granting control to the Company by way of one or several corporate entities that are shareholders of each other or the Company. In the event of the death of a shareholder having ultimate control of the Company, the transfer of shares from the deceased shareholder to his heirs is not deemed to constitute a change in the ultimate control of the Company,

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014 provided that said control remains with the legal heirs of the deceased shareholder.

5.9.	insure and maintain all-risks insurance coverage for the assets, for their replacement value, or subscribe to and maintain in force any and all insurance coverage thereof required by IQ and provide upon request copies of the insurance policies thereby subscribed to and any renewals. In the event that the Company is in default of respecting this undertaking, IQ reserves the right to rectify the situation, at the cost of the Company, and such, without prejudice to the exercise of any other rights in its favour;

5.10.	not hypothecate, sell or dispose in any way whatsoever the majority of its assets without prior written consent from IQ, except in the ordinary course of business and except with regard to what is expressly permitted herein;

5.11.	disclose without delay to IQ any litigation or proceedings in a court of law or judicial tribunal, commission or government agency in which it is a party and in which its assets could significantly be affected;

5.12.	Conform at all times with the laws to which it is subject in Quebec and more particularly, but without limiting the generality of the foregoing, standards relating to environmental protection, employment, and human rights;
5.13.	adopt at all times sociable conduct and responsible policy;

5.14.	If in the opinion of IQ in its sole discretion acting reasonably, the financial situation of the Company deteriorates in a significant way, allow IQ (i) to designate one of its representatives as an observer on the Company’s Board of Directors, or (ii) to ask the Company to create a management committee;

5.15.	maintain its operations in the ordinary course of business;

5.16.	make no significant changes to the Project without the prior written consent of IQ. If the actual cost of the Project surpasses the planned total, the Company shall provide or do the necessary to make sure its shareholders provide the necessary funds to cover any and all amounts exceeding the planned amounts, and such, in an manner that IQ deems satisfactory or acting in a reasonable practicable, before the balance of the Loan is disbursed. If the actual costs by the Company in connection with the Project are lower than the total expenses prescribed under the heading “Project”, IQ reserves the right to decrease the amount of the Loan proportionately;

5.17.	Throughout the Term of the Loan delivering to IQ at its request all documents that it may deem to be useful or pertinent;

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

5.18.	upon request from IQ, providing all certificates or documents that are required in accordance with the legislation in the province of Quebec;

5.19.	not assign or transfer any rights granted to it in accordance with the terms of this Offer without the prior written consent of IQ;

5.20.	pay all expenses related to the preparation and registration, if required, of all documentation necessary to give legal effect to this Loan Offer and any to any amendment thereto;

5.21.	pay all reasonable costs incurred by IQ to exercise its rights in terms of this Loan Offer, including those costs allowing IQ to execute all the obligations of the Company and its sureties, if any, to protect, execute and preserve all security consented to in guarantee of the Loan or to proceed to an evaluation of the assets of the Company and its sureties, if any, upon request by IQ, including all legal fees, expenses and costs as well as the expenses and fees of any agent, trustee or other;

5.22.	pay all reasonable costs that are billed by an external consultant, selected by IQ, to advise the latter on all questions related to the Loan; Specifically, the mandate assigned to the external consultant may extend to the preparation of financial and operational analysis of the Company; the evaluation of the security offered and the elements of intellectual property related to the Project as well as any other question related to the protection of IQ’s rights;
5.23.	upon prior notice to the Company, allow any and all representatives of IQ, to enter the Company’s premises during normal working hours to conduct, at IQ’s cost, an examination of the books, physical buildings, and inventory of the Company and obtain copies of all documents;

5.24.	disclose to IQ without delay any financial aid granted to the Company, in any form whatsoever, by the government of Quebec, its ministries and agencies for the purpose of realizing the Project.

6.	EVENT OF DEFAULT

Notwithstanding any provision to the contrary hereof, and even if the conditions set forth are respected, IQ reserves the right to, at its discretion, terminate the Loan or any portion of the Loan not yet disbursed by the latter or to defer the disbursement and terminate the moratorium on capital, where applicable, and the Company undertakes to repay, upon demand, in part or in full, the sums disbursed on the Loan, with interest, fees and accessory charges, should the following occur:

6.1.	if the Company interrupts or abandons the Project in whole or in part;

6.2.

if the Company or surety assigns its property, is under order of sequestration in virtue of the Bankruptcy and Insolvency Act, makes a proposal to its creditors or falls into bankruptcy in virtue of said Act, or if or a surety it has been ordered to liquidate its assets in virtue of the rules for liquidation provided for in the Business Corporations Act or

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014 any other law with the same effect, or if it avails itself of the provisions set forth in the Companies’ Creditor Arrangement Act;

6.3.	if the Company or a surety is insolvent or about to become insolvent or if it or a surety fails to maintain its legal existence or if its financial situation or the financial situation of a surety deteriorates so as to put survival in peril;

6.4.	if the Company is in default with the terms of an agreement or a guaranty related to its loans, namely, without limiting the generality of the foregoing, if it is in default of the terms of any agreement with IQ, or if the Company is subject to a request for reimbursement of any loan payable upon demand;

6.5.	if there are any changes in the ultimate control of the Company that was not previously authorized in writing by IQ;

6.6.	if, according to IQ and without IQ’s consent, a Material Change arises in the Project or in its financing, in the nature of the Company’s operations or, generally, in the level of risk;

6.7.	if the project-related assets are liquidated or the project-related capital lease is terminated, as applicable;

6.8.	in the event of any significant errors or omissions in a declaration, concealment, false declaration, fraud, or falsification of documents by the Company or a surety;

6.9.	if the Company or its surety fails to comply with any or all of its obligations and conditions stipulated hereof.

7.	GENERAL PROVISIONS

7.1.	This contract shall be governed by the laws in the Province of Quebec, and in the event of any dispute, the tribunals in Quebec shall have sole competent jurisdiction. In addition, this Loan Offer is subject to the terms and conditions prescribed in the Act Respecting Investissement Quebec.

7.2.	By accepting this Loan Offer, the Company declares that all information of technical or financial or economic nature provided to IQ on a historical basis is true.

7.3.

For the purposes of this Offer, all notices must be sent in writing, by certified mail or courier, by fax or hand delivery. Notifications from IQ will be sent to the Company’s head office, to the attention of the authorized representative who will sign the acceptance of this Loan Offer for and on behalf of the Company. All notifications from the Company or its shareholders will be sent to Investissement Québec, to its office at 600 De la Gauchetière Ouest, bureau 1500, Montreal, Quebec, H3B 4L8, to the attention of its Corporate Secretary. All notices by personal delivery shall be deemed to have been received on the day they are delivered; all notices by fax shall be deemed to have been received on the

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014 date of transmission if the notice was transmitted on a business day during normal business hours, otherwise the notice shall be deemed to have been received the following business day; all notices by certified or registered mail shall be deemed to have been received on the third business day following their mailing by the sender.

7.4.	In the event that the Company is governed by new accounting principles, and these new principles have a significant impact on any provision of this Loan Offer regarding any calculation based on the financial statements of the Company, IQ reserves the right to amend such provision to conform it to its original purpose.

8.	AVAILABILITY AND CANCELLATION FEES

8.1.	If the Company has not made any request for disbursement within six (6) following the acceptance of this Loan Offer, IQ will be entitled to cancel this Loan Offer.

8.2.	If the Company does not request the disbursement of any amount of the Loan which the Company is entitled to receive within six (6) months following the acceptance of this Loan Offer, IQ is entitled to cancel that portion of the Loan, as well as any balance.

8.3.	The Company can request that the portion of the Loan to which it is entitled to receive be maintained by paying to IQ an indemnity calculated on a daily basis, as of the aforementioned date, at the rate of one point five percent (1.5%) per year, on this portion of the Loan (herein referred to as the “Availability Fee”) and payable on the last day of every month, starting on the last day of the month following the aforementioned date.

8.4.	The Company reserves the right to request, the cancellation of any balance not yet disbursed and the Availability Fee shall cease to accrue as of the date of IQ`s receipt of the Company`s written notice.

8.5.	If the Company requests the cancellation of more than twenty-five percent (25%) of the Loan amount, a cancellation fee of zero point five percent (0.5%) on the cancelled amount will be due and payable on the last day of the month following said cancellation.

9.	PUBLIC ANNOUNCEMENT

9.1.	By accepting this Loan Offer, the Company consents to IQ making a public announcement by communicating the principal parameters of the financial assistance granted to the Company, including but not limited to: the name of the Company, Company’s type of operations, the nature and amount of the financial assistance provided for hereto, as well as the number of Company employees, it being understood that IQ should make reasonable efforts to obtain the Company’s prior approval of the Company on the content of such announcement.

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

9.2.	If the Company wishes to officially announce the Project or proceed to an official inauguration it shall notify IQ fifteen (15) days in advance, so as to allow the latter to participate.

9.3.	IQ consents to the filing of this contract with the securities authorities in accordance with the laws and regulations applicable to the Company.

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

ANNEX B

PROJECT AND FINANCING

Project	Total Costs (Eligible Expenses)	Financing
Working Capital	$10,000,000	Shareholder advances (USD) Letter of credit already issued	$5,000,000
		New financing from Bristol Real Estate SA –capital Lease (USD)	$1,000,000
		12-month capital standstill (CAD) already authorized by IQ	$2,500,000
		IQ Loan	$2,000,000

Total:	$10,000,000	Total:	$10,000,000

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D139734
Company: E021661

This Loan Offer cancels and supersedes the Loan Offer issued on July 22, 2014

ANNEX D

POSTPONEMENT OF REPAYMENT OF CLAIM

(By a corporate body)

Re.: Loan in the amount of two million dollars ($2,000,000) by Investissement Québec (“IQ”) to (the “Company”).

MONTROVEST B.V. (the “Creditor”), a legally constituted corporate body having a place of business at Spoorsingel 11, 2871 TT Schoonhoven, Netherlands, declares:

a)	That it is the Creditor of one million five hundred thousand dollars ($1,500,000) (the “Claim”) due to the Creditor by the Company as a result of loans and advances of money to which the Creditor consented;

b)	That it is a shareholder of the Company or has a business relationship with the latter and that the Creditor has an interest that this loan, of which the Creditor has knowledge of the terms and conditions thereof, be approved by IQ.

THEREFORE, in order to permit the Company to comply with the terms and conditions of the said loan, and in consideration of its declared interest, the Creditor undertakes:

1.	as long as the Company is a debtor of IQ, the Creditor shall not claim or accept the payment of a part or all of the principal of the Claim, nor any interest thereon; however, provided that the Company is not in default of the terms of the said loan, interest not to exceed eleven percent (11%) per annum net of any tax withholdings may be paid to the Creditor; and it is understood that at all times, the total amount of the Claim plus interest thereon can be converted to class A voting shares from the Company’s share capital;

2.	to not assign, sell, transport or negotiate the Claim or any of its constituting documents, or the right or interest of the Creditor in the Claim or in said documents.

The Creditor releases IQ of all liability for any loss that the Creditor could incur arising from the undertakings of the Company as they relate to the Claim or the undertakings of the Creditor to these terms, including all loss resulting from prescription.

This postponement shall be valid notwithstanding any delay, respite, renewal or discharge that IQ may grant to the Company or to other persons.

IN WITNESS WHEREOF, MONTROVEST B.V. has signed at UTRECHT this July 2014.

F. De Ruiter
(s)
Name of signatory		Signature

Initials of the IQ representative	Initials of the Company representative